Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF FRONTIER HOLDINGS, LLC.

The following discussion and analysis is to focus on material changes in the financial condition and results of operation of Frontier over the indicated periods. This discussion and analysis is intended to highlight and supplement information presented elsewhere in the consolidated financial statements and related notes included with this prospectus. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that management believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. Neither Frontier nor Equity assumes any obligation to update any of these forward-looking statements.

Overview

Frontier is a registered financial holding company headquartered in Omaha, Nebraska. Through its wholly owned subsidiary, Frontier Bank, a Nebraska state bank, Frontier provides a broad range of financial services tailored to meet the needs of small-to-midsized businesses and professionals. Since its inception in 1937, Frontier’s priority has been and continues to be creating member value through the establishment of an attractive commercial banking franchise in Nebraska. Frontier considers its primary market to include Douglas, Lancaster, Madison, Richardson and Thurston Counties in Eastern Nebraska. As of December 31, 2025, Frontier had total assets of $1.4 billion, total deposits of $1.1 billion, and total members’ equity of $116.9 million.

As a financial holding company operating through one reportable operating segment, community banking, Frontier generates most of its revenues from interest income on loans, loan fees, and interest income from securities. It incurs interest expense on deposits and other borrowed funds and noninterest expense, such as salaries and employee benefits and occupancy expenses. Frontier analyzes its ability to maximize income generated from interest-earning assets and expense of its liabilities through its net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.

Changes in the market interest rates and the interest rates Frontier earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and members’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Frontier’s loan portfolio are affected by, among other factors, economic and competitive conditions in its markets and across the region, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within its markets.

Critical Accounting Estimates

Frontier’s consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Frontier bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under current circumstances. These assumptions form the basis for its judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. Frontier evaluates its estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates. Frontier’s accounting policies are described in “NOTE 1 – Nature of Operations and Summary of Significant Accounting Policies” in the Condensed Notes to Interim Financial Statement.

Frontier has identified the following critical accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. Frontier believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate.

Allowance for Credit Losses

The determination of the amount of Frontier’s allowance for credit loss, or ACL, is a critical accounting estimate and includes management’s estimate of future credit losses. Loans are charged-off against the ACL when management believes a loan is uncollectable and credited if subsequent recoveries are made. Changes in the ACL, and the related loan loss provision, can materially affect net income.

On October 1, 2023, Frontier adopted ASC 326, Financial Instruments – Credit Losses to estimate its allowance for credit losses. This standard is known as the current expected credit loss standard, or CECL, and replaces the incurred loss approach. CECL requires an estimate of the credit losses expected over the life of financial instruments. The incurred loss approach delays the recognition of a credit loss until the “probable” loss event was “incurred”. The ACL is an estimate that is subject to uncertainty due to the assumptions and significant judgements used in the estimation process.

The estimate of the ACL using the CECL approach is based on relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of loans. The historical loss experience is the starting point for estimating expected credit losses. Frontier considers whether the historical loss experience should be adjusted for asset specific risk characteristics or current conditions at the reporting date that did not exist over the historical reporting period. These qualitative adjustments can include changes in the economy, loan underwriting standards, and delinquency trends. It then considers future economic conditions as part of the one-year reasonable and supportable forecast period. The one-year reasonable and supportable forecast period includes estimates of economic conditions which affect the performance of the loan portfolios. After the one-year reasonable and supportable forecast period, losses are based on historical loss rates, or reversion rate, for the remaining expected life of the loan.

Collateral dependent loans are not considered to share the risk characteristics with our non-collateral dependent portfolio. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. For loans which are considered to be collateral dependent, Frontier has elected to estimate the expected credit loss based on the fair value of the collateral less selling costs. If the fair value of the collateral less selling costs is less than the loan’s amortized cost basis, it records a partial charge-off to reduce the loan’s amortized cost basis for the difference between the collateral fair value less selling costs and the amortized cost basis.

Available-for-sale investment securities in an unrealized loss position are evaluated for impairment. Frontier first assesses whether it intends to sell, or it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the investment securities amortized cost basis is written down to fair value through income. For available-for-sale debt securities that do not meet the aforementioned criteria, Frontier evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the investment security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income. Frontier has not recorded an ACL related to its available-for-sale investment securities.

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Results of Operations

Performance Summary

For the three months ended, December 31, 2025, net loss available to members was $891 thousand or ($20.59) per member unit, compared to net income available to members of $2.9 million, or $68.35 per member unit, for the same period in 2024. Annualized consolidated return on average assets declined to (0.25)% for the three months ended December 31, 2025, compared to 0.89% for the same period in 2024. Annualized return on average members’ equity decreased to (3.01)% for the three months ended December 31, 2025, from 10.89% in the prior-year period.

Net Interest Income

The operating results of Frontier depend primarily on its net interest income, calculated as the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income. The variance driven by the changes in the amount and mix of interest-earning assets and interest-bearing liabilities is referred to as a “volume change.” Changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds are referred to as a “rate change.”

To evaluate net interest income, Frontier measures and monitors (1) yields on loans and other interest-earning assets, (2) the costs of deposits and other funding sources, (3) net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and members’ equity also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources. Frontier calculates average assets, liabilities, and equity using a monthly average, and average yield/rate utilizing an actual 365-day count convention

For the three months ended, December 31, 2025, net interest income totaled $10.9 million, and net interest margin and net interest spread were 3.14% and 2.59%, respectively. For the three months ended December 31, 2024, net interest income totaled $9.2 million and net interest margin and net interest spread were 2.83% and 2.20%, respectively. The average yield on the loan portfolio was 6.32%, for the three months ended December 31, 2025, compared to 6.24% for the three months ended December 31, 2024, and the average yield on total interest-earning assets was 6.10% for the three months ended December 31, 2025, compared to 6.02% for the same period in 2024. For the three months ended December 31, 2025, overall cost of deposits (which includes noninterest-bearing deposits) decreased 25 basis points to 3.05% compared to the three months ended December 31, 2024, primarily due to the decline in market interest rates since the last quarter of 2024.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the periods shown, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below is net of deferred loan fees and discounts. Acquired loans were recorded at fair value at acquisition and accrete interest income over the remaining lives of the respective loans or expected cash flows. Averages presented in the table below, and throughout this report, are month-end averages. All dollars shown are the following table are presented in thousands.

	Three Months Ended December 31,
	2025			2024
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest-earning assets
Total loans	1,288,927	20,378	6.32%	1,193,672	18,627	6.24%
Taxable securities	74,567	634	3.40%	78,382	726	3.70%
Nontaxable securities	10,221	56	2.19%	10,501	57	2.17%
Other interest-earning assets	17,380	159	3.66%	17,986	170	3.78%

Total interest-earning assets	1,391,095	21,227	6.10%	1,300,541	19,580	6.02%

Noninterest-earning assets	29,930			31,750

Total assets	1,421,025			1,332,291

Interest-bearing liabilities
Interest-bearing demand deposits	169,414	901	2.13%	154,256	821	2.13%
Savings and money market	267,075	1,928	2.89%	278,888	2,288	3.28%
Time deposits	552,733	5,603	4.05%	490,722	5,506	4.49%

Total interest-bearing deposits	989,222	8,432	3.41%	923,866	8,615	3.73%
Federal funds purchased and retail repurchase agreements	35,043	352	4.02%	—	—	—%
Federal Home Loan Bank advances	126,867	1,245	3.93%	139,834	1,391	3.98%
Other borrowings	20,552	276	5.37%	22,942	378	6.59%

Total interest-bearing liabilities	1,171,684	10,305	3.52%	1,086,642	10,384	3.82%
Noninterest-bearing checking accounts	108,626			112,566
Noninterest-bearing liabilities	22,390			24,781
Members’ equity	118,325			108,302

Total liabilities and members’ equity	1,421,025			1,332,291

Net interest income		10,922			9,196

Net interest spread			2.59%			2.20%

Net interest margin			3.14%			2.83%

Total cost of deposits, including noninterest bearing deposits	1,097,848	8,432	3.05%	1,036,432	8,615	3.30%

Average interest-earning assets to interest bearing liabilities			118.73%			119.68%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.
(4)	Tax exempt income is not included in the above table on a tax equivalent basis

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	Three Months Ended December 31, 2025 over 2024
	Increase (decrease) Due To:
(Dollars in thousands)	Volume	Yield/Rate	Total
Interest-Earning Assets
Loans	1,503	248	1,751
Taxable securities	(34)	(58)	(92)
Nontaxable securities	(2)	1	(1)
Other assets	(6)	(5)	(11)

Total interest-earning assets	1,461	186	1,647

Interest-Bearing Liabilities
Interest-bearing demand deposits	81	(1)	80
Savings and money market	(94)	(266)	(360)
Time deposits	658	(561)	97

Total interest-bearing deposits	645	(828)	(183)
Federal Funds purchased and retail repurchase agreements	352	(0)	352
FHLB advances	(127)	(19)	(146)
Other borrowings	(37)	(65)	(102)

Total interest-bearing liabilities	833	(912)	(79)

Net interest income	628	1,098	1,726

(1)

The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion on the relationship of the absolute dollar amount of the change in.

Provision for Credit Losses

Frontier’s provision for credit losses is a charge to income to bring its ACL to a level deemed appropriate by management. For a description of the factors considered by management in determining the ACL see “—Financial Condition—Allowance for Credit Losses.” The provision expense for credit losses was $60 thousand and $319 thousand for the three months ended December 31, 2025 and December 31, 2024, respectively.

Noninterest Income

Frontier’s primary sources of noninterest income are service charges on deposit accounts, debit card and automated teller machine (“ATM”) fee income and income from the origination, processing and sale of mortgage loans. The following tables present, for the periods indicated, the major categories of noninterest income:

	Three Months Ended December 31,
(Dollars in thousands)	2025	2024	Increase (Decrease)
Noninterest income:
Service charges on deposit accounts	$110	$92	$18
Mortgage loan sales/originations/processing	339	263	76
Gain (loss) on sale of securities	(1)	35	(36)
ATM/debit card interchange fees	183	186	(3)
Other	59	29	30

Total noninterest income	$690	$605	$85

Noninterest Expense

Generally, noninterest expense is composed of all employee expenses and other costs of Frontier associated with operating its facilities, obtaining and retaining customer relationships and providing bank services. The largest component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses, such as occupancy expenses, depreciation and amortization, professional and regulatory fees, including FDIC assessments, data processing expenses, and advertising and promotion expenses, among others.

For the three months ended December 31, 2025, Frontier recognized costs associated with its anticipated merger with Equity Bancshares, Inc. within the Legal and professional fees line item. Comparable costs were not recognized in the three months ended December 31, 2024.

The following tables present, for the periods indicated, the major categories of noninterest expense:

	Three Months Ended December 31,
(Dollars in thousands)	2025	2024	Increase (Decrease)
Noninterest expense:
Salaries and employee benefits	$5,973	$4,019	$1,954
Occupancy & equipment	818	772	46
Data processing	1,255	337	918
Legal and professional fees	3,355	503	2,852
FDIC assessment	324	267	57
Advertising	35	83	(48)
Telephone	21	15	6
Other	662	558	104

Total noninterest expense	$12,443	$6,554	$5,889

Income Tax Expense

Frontier did not recognize income tax expense for any of the periods summarized as it has elected to be taxed as a Subchapter S corporation for federal income tax purposes.

Financial Condition

Assets

At December 31, 2025, total assets were $1.43 billion, an increase of $12.0 million, or 3.4% annualized, from $1.42 billion as of September 30, 2025. The increase in total assets was primarily due to an increase in Frontier’s loan portfolio over the period.

Loan Portfolio

Frontier’s primary source of income is interest on loans to individuals, professionals and small-to-midsized businesses in its markets. Frontier’s loan portfolio consists primarily of commercial loans and real estate loans secured by commercial and residential real estate properties located in its primary market areas. The loan portfolio represents the highest yielding component of Frontier’s earning asset base.

As of December 31, 2025, total loans, excluding mortgage loans held for sale, were $1.30 billion, an increase of $12.6 million, or 1.0%, compared to $1.29 billion as of September 30, 2025. Most of the growth relates to higher agricultural loans in the fourth quarter. Additionally, as of December 31, 2025 and September 30, 2025, Frontier had mortgage loans classified as loans held for sale of $1.15 million and $903 thousand, respectively.

Total loans held for investment as a percentage of deposits were 115% and 118% as of December 31, 2025, and September 30, 2025, respectively. Total loans held for investment as a percentage of assets were 90.92%, and 90.81% as of December 31, 2025, and September 30, 2025, respectively.

The following table summarizes Frontier’s held for investment loan portfolio by type of loan as of the dates indicated:

	December 31, 2025		September 30, 2025
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate	$498,663	38%	$492,330	38%
Residential real estate	386,114	30%	387,101	30%
Agricultural real estate	172,035	13%	168,404	13%
Commercial	158,697	12%	165,914	13%
Agricultural	79,381	6%	68,576	5%
Consumer and other	8,503	1%	8,444	1%

Total loans	$1,303,393	100%	$1,290,769	100%

Commercial real estate loans are extensions of credit secured by owner-occupied and non-owner-occupied collateral. Repayment is generally dependent on the successful operations of the property. General economic conditions may impact the performance of these types of loans, including fluctuations in the value of real estate, vacancy rates, and unemployment trends. These loans are usually repaid through permanent financing, cash flow from the borrower’s ongoing operations, development of the property, or sale of the property.

Commercial real estate loans increased $6.3 million, or 1.3%, to $498.7 million as of December 31, 2025, from $492.3 million as of September 30, 2025. The increase in both periods is attributable to increased lending opportunities in the market.

Residential real estate loans include first and second lien 1-4 family residential real estate loans, as well as home equity lines of credit, in each case primarily on owner-occupied primary residences. The Company is exposed to risk based on fluctuations in the value of the real estate collateral securing the loan, as well as changes in the borrower’s financial condition, which could be affected by numerous factors, including divorce, job loss, illness, or other personal hardship. Real estate residential loans also include multi-family residential loans originated to provide permanent financing for multi-family residential income producing properties. Repayment of these loans primarily relies on successful rental and management of the property.

Residential real estate loans decreased $987 thousand, or less than 1% to $386.1 million as of December 31, 2025, from $387.1 million as of September 30, 2025. The decline is attributable to a seasonally slower origination period combined with normal amortization.

Commercial loans include general commercial and industrial, or C&I, loans, including commercial lines of credit, working capital loans, term loans, equipment financing, asset acquisition, expansion and development loans, borrowing base loans, letters of credit and other loan products, primarily in the Company’s target markets that are underwritten based on the borrower’s ability to service the debt from income. Commercial loan risk is derived from the expectation that such loans generally are serviced principally from the operations of the business, and those operations may not be successful. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan.

Commercial loans decreased $7.2 million, or 4.3%, to $158.7 million as of December 31, 2025, from $165.9 million as of September 30, 2025. Periodic decreases are attributable to seasonal factors.

Agriculture and Agricultural Real Estate loans are generally collateralized by livestock, equipment and real estate used for farm production or grazing. Repayment of agricultural loans is dependent on the successful operation or management of the farm property collateralizing the loan. The success of the loan may also be affected by many factors outside the control of the farm borrower. Weather presents one of the greatest risks as hail; drought, floods, or other conditions can severely limit crop yields and thus impair loan repayments and the value of the underlying collateral. This risk can be reduced with a variety of insurance coverages which can help to ensure loan repayment. Government support programs and the Company generally require farm borrowers to procure crop insurance coverage. Grain and livestock prices also present a risk as prices may decline prior to sale resulting in a failure to cover production costs. These risks may be reduced by the farmer with the use of futures contracts or hedges to mitigate price risk.

Agricultural Real Estate and Agricultural loans have been materially consistent in each of the periods presented, representing 19.3% and 18.4% of total loans as of December 31, 2025 and September 30, 2025, respectively.

Consumer and other loans include a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans. The risk is based on changes in the borrower’s financial condition, which could be affected by numerous factors, including divorce, job loss, illness or other personal hardship, and fluctuations in the value of the real estate or personal property securing the consumer loan, if any. Balances of consumer and other loans at December 31, 2025 and September 30, 2025 represented less than 0.7% of its held for investment loan portfolio.

The contractual maturity ranges of loans in Frontier’s loan portfolio and the amount of such loans with fixed and floating interest rates in each maturity range as of date indicated are summarized in the following tables:

	As of December 31, 2025 (Dollars in thousands)
	One Year or Less	After One Year through Five Years	After Five Years through Fifteen Years	After Fifteen Years	Total
Real Estate:
Commercial real estate	$118,509	$243,746	$92,480	$43,928	$498,663
Residential real estate	142,794	221,643	10,324	11,353	386,114
Agricultural real estate	49,112	50,889	29,561	42,473	172,035

Total real estate	310,415	516,278	132,365	97,754	1,056,812
Commercial	68,465	81,193	9,014	25	158,697
Agricultural	69,409	9,346	268	358	79,381
Consumer and other	1,894	5,616	118	875	8,503

Total	$450,183	$612,433	$141,765	$99,012	$1,303,393

Loans with predetermined fixed interest rates	$207,213	$492,552	$59,780	$11,214	$770,759
Loans with adjustable/floating interest rates	243,340	119,626	81,869	87,799	532,634

	$450,553	$612,178	$141,649	$99,013	$1,303,393

	As of September 30, 2025 (Dollars in thousands)
	One Year or Less	After One Year through Five Years	After Five Years through Fifteen Years	After Fifteen Years	Total
Real Estate:
Commercial real estate	$128,236	$225,248	$93,065	$45,781	$492,330
Residential real estate	153,725	212,906	9,013	11,457	387,101
Agricultural real estate	49,463	48,105	29,314	41,522	168,404

Total real estate	331,424	486,259	131,392	98,761	1,047,836
Commercial	96,039	60,734	9,116	25	165,914
Agricultural	59,137	8,637	442	360	68,576
Consumer and other	2,360	5,136	97	851	8,444

Total	$488,960	$560,766	$141,047	$99,996	$1,290,769

Loans with predetermined fixed interest rates	$234,776	$470,811	$56,867	$10,571	$773,025
Loans with adjustable/floating interest rates	254,184	89,907	84,227	89,426	517,744

	$488,960	$560,718	$141,094	$99,997	$1,290,769

Nonperforming Assets

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is generally reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due, or interest may be recognized on a cash basis as long as the remaining book balance of the loan is deemed collectible. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Frontier has several procedures in place to assist in maintaining the overall quality of its loan portfolio. It has established underwriting guidelines to be followed by its bankers, and it also monitors delinquency levels for any negative or adverse trends. However, there can be no assurance that Frontier’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Frontier believes its conservative lending approach and focused management of nonperforming assets has resulted in sound asset quality and the timely resolution of problem assets. Frontier had $7.0 million and $3.2 million in nonperforming assets as of December 31, 2025 and September 30, 2025, respectively. The increase in nonperforming assets for the three months ended December 31, 2025 was primarily attributable to an increase in residential real estate loans and an increase in commercial loans.

The following tables present information regarding nonperforming loans at the dates indicated:

(Dollars in thousands)	December 31, 2025	September 30, 2025
Nonaccrual loans	$6,058	$3,181
Accruing loans 90 or more days past due	966	26

Total nonperforming loans	7,024	3,207
Other real estate loans	17	—

Total nonperforming assets	$7,041	$3,207

Ratio of nonperforming loans to total loans	0.55%	0.25%
Ratio of nonperforming assets to total assets	0.49%	0.22%
Ratio of nonaccrual loans to total loans	0.47%	0.25%

(Dollars in thousands)
Nonaccrual by category:
Commercial real estate	$—	$1,873
Residential real estate	4,643	1,111
Commercial	1,415	142
Agricultural	—	51
Agricultural real estate	—	26
Consumer and other	—	4

Total	$6,058	$3,207

Potential Problem Loans

From a credit risk standpoint, Frontier classifies loans in one of four categories: pass, special mention, substandard or doubtful. Loans classified as loss are charged-off. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. Ratings are adjusted to reflect the degree of risk and loss that is believed to be inherent in each credit. Frontier’s methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk of loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk of loss).

Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness; however, such concerns are not so pronounced that it generally expects to experience significant loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits with a lower rating.

Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or important weaknesses which exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed.

Credits rated doubtful have all the weaknesses inherent in those rated substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following tables summarize Frontier’s internal ratings of loans held for investment as of the dates indicated.

	December 31, 2025
(Dollars in thousands)	Pass	Special Mention	Substandard	Total
Commercial real estate	$493,982	$2,161	$2,520	$498,663
Residential real estate	378,168	7,387	559	386,114
Ag real estate	164,168	5,213	2,654	172,035
Commercial	150,037	1,700	6,960	158,697
Agriculture	77,152	842	1,387	79,381
Consumer and other	8,488	15	—	8,503

	$1,271,995	$17,318	$14,080	$1,303,393

	September 30, 2025
(Dollars in thousands)	Pass	Special Mention	Substandard	Total
Commercial real estate	$487,068	$2,161	$3,101	$492,330
Residential real estate	378,686	7,296	1,119	387,101
Ag real estate	160,572	5,177	2,655	168,404
Commercial	156,345	1,619	7,950	165,914
Agriculture	66,112	1,002	1,462	68,576
Consumer and other	8,444	—	—	8,444

	$1,257,227	$17,255	$16,287	$1,290,769

Allowance for Credit Losses

Frontier maintains an ACL, which includes both its allowance for loan losses and reserves for unfunded commitments, that represents management’s best estimate of the credit losses and risks inherent in the loan portfolio. In determining the ACL, Frontier estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the ACL is based on internally assigned risk classifications of loans, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical credit loss rates. For additional discussion of Frontier’s methodology, please refer to “—Critical Accounting Estimates—Allowance for Credit Losses.”

In connection with its review of the loan portfolio, Frontier considers risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements it considers include:

Commercial and Financing Leases: The commercial and financing lease portfolios include loans to commercial customers for use in financing working capital needs and equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in Frontier’s market areas.

Residential Real Estate: The residential 1-4 family real estate loans are generally collateralized by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within Frontier’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Agricultural and Agriculture Real Estate: Agricultural and agricultural real estate loans are generally collateralized by livestock, equipment and real estate used for farm production or grazing. Repayment of agricultural loans is dependent on the successful operation or management of the farm property collateralizing the loan. The success of the loan may also be affected by many factors outside the control of the farm borrower. Weather presents one of the greatest risks as hail; drought, floods, or other conditions can severely limit crop yields and thus impair loan repayments and the value of the underlying collateral. This risk can be reduced with a variety of insurance coverages which can help to ensure loan repayment. Government support programs and Frontier generally require farm borrowers to procure crop insurance coverage. Grain and livestock prices also present a risk as prices may decline prior to sale resulting in a failure to cover production costs. These risks may be reduced by the farmer with the use of futures contracts or hedges to mitigate price risk.

Consumer and Other: The consumer and other loan portfolios consist of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from borrowers’ income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in Frontier’s market area) and the creditworthiness of a borrower.

As of December 31, 2025, the ACL totaled $14.5 million, or 1.11%, of total loans held for investment. As of September 30, 2025, the ACL totaled $14.5 million, or 1.12%, of total loans held for investment.

	Three months ended
	December 31, 2025	September 30, 2025
Ratio of ACL to end of period loans held for investment	1.11%	1.12%
Nonaccrual loans to end of period loans held for investment	0.47%	0.25%
Ratio of net charge-offs to average loans	0.00%	0.01%

	For the Three Months Ended December 31,
	2025		2024
(Dollars in thousands)	Net Charge- offs	% of Average Loans	Net Charge- offs	% of Average Loans
Commercial real estate	6	0.00%	25	0.02%
Residential real estate	(11)	(0.03)%	—	0.00%
Commercial	(2)	0.00%	—	0.00%
Agriculture	—	0.00%	(232)	(0.93)%
Ag real estate	—	0.00%	—	0.00%
Consumer and other	—	0.00%	2	0.07%

Total net charge-offs	(7)	0.00%	(205)	(0.07)%

(1)	Net charge-offs as a percentage of loans expressed on an annualized basis.

Although Frontier believes that it has established its ACL in accordance with generally accepted accounting principles, or GAAP, and that the ACL was adequate to provide for known and estimated losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in its loan portfolio. If Frontier experiences economic declines or if asset quality deteriorates, material additional provisions could be required.

The following table shows the allocation of the ACL among loan categories and certain other information as of the dates indicated. The allocation of the ACL as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions. The total allowance is available to absorb losses from any loan category.

	As of
	December 31, 2025		September 30, 2025
	Amount	% to Total	Amount	% to Total
Commercial real estate	$5,581	39%	$5,562	38%
Residential real estate	4,420	30%	4,279	30%
Commercial	1,907	13%	1,898	13%
Agriculture	791	5%	723	5%
Ag real estate	1,717	12%	1,756	12%
Consumer and other	93	1%	274	2%

Total	$14,509	100%	$14,492	100%

Securities

Frontier uses its securities portfolio to provide a source of liquidity, an appropriate return on funds invested, manage interest rate risk, meet collateral requirements, and meet regulatory capital requirements. As of December 31, 2025, the carrying amount of investment securities totaled $83.6 million, a decrease of $0.65 million, or 0.8%, compared to $84.3 million as of September 30, 2025. Securities represented 5.8% of assets at both December 31, 2025 and September 30, 2025.

Frontier’s investment portfolio consists of securities classified as available for sale. The carrying values of its securities are adjusted for unrealized gain or loss, and any gain or loss is reported on an after-tax basis as a component of other comprehensive income in members’ equity. For additional information see “NOTE 3 – Securities” in the Condensed Notes to Interim Consolidated Financial Statement.

All of Frontier’s mortgage-backed securities are agency securities. It did not hold any Fannie Mae or Freddie Mac preferred stock, corporate equity, collateralized debt obligations, collateralized loan obligations, private label collateralized mortgage obligations, subprime, Alt-A, or second lien elements in its investment portfolio as of December 31, 2025.

The ACL encompasses potential expected credit losses related to the securities portfolio for credit losses. The assessment includes reviewing historical loss data for both Frontier’s portfolio and similar types of investment securities to develop an estimate for the current securities portfolio. Additionally, Frontier’s review of the securities portfolio for expected credit losses includes an evaluation of factors including the security issuer bond ratings, delinquency status, insurance or other available credit support, as well as its expectations of the forecasted economic outlook relevant to these securities. The results of the analysis are evaluated quarterly to confirm that credit loss estimates are appropriate for the securities portfolio.

Prior to the adoption of ASU 2016-13, declines in the fair value of available-for-sale securities below their cost that were deemed to be other than temporary were reflected in earnings as realized losses. In estimating other-than-temporary impairment losses prior to October 1, 2023, management considered, among other things, (1) the length of time and the extent to which the fair value had been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and Frontier’s ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The following tables set forth the fair value, maturities and approximated weighted average yield based on estimated annual income divided by the average amortized cost of the securities portfolio as of the dates indicated. The contractual maturity of a mortgage-backed security is the date at which the last underlying mortgage matures.

	December 31, 2025
	Due in one year or less		Due after one year through five years		Due after five years through 10 years		Due after 10 years		Total
	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Available-for-sale securities:
U.S. Treasury securities	$2,453	0.75%	$13,974	1.21%	$—	—	$—	—	$16,427	1.14%
Mortgage-backed securities
Government sponsored residential mortgage-backed securities	13	2.34%	11,451	3.42%	20,882	4.61%	6,151	4.15%	38,497	4.18%
State and political subdivisions (1)	120	2.70%	5,461	2.35%	7,581	1.81%	15,511	2.62%	28,673	2.36%

Total available-for-sale securities	$2,586	0.84%	$30,886	2.23%	$28,463	3.86%	$21,662	3.06%	$83,597	2.96%

	September 30, 2025
	Due in one year or less		Due after one year through five years		Due after five years through 10 years		Due after 10 years		Total
	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Available-for-sale securities:
U.S. Treasury securities	$2,431	0.75	$13,876	1.21%	$—	—	$—	—	$16,307	1.14%
Mortgage-backed securities
Government sponsored residential mortgage-backed securities	14	2.13%	10,736	3.67%	22,776	4.66%	6,126	4.54%	39,652	4.37%
State and political subdivisions (1)	120	2.70%	3,640	1.21%	8,020	1.87%	16,521	2.55%	28,301	2.19%

Total available-for-sale securities	$2,565	0.84%	$28,252	2.15%	$30,796	3.93%	$22,647	3.09%	$84,260	3.01%

(1)	The calculated yield is not presented on a tax equivalent basis.

The contractual maturity of mortgage-backed securities, collateralized mortgage obligations and asset-backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities and asset-backed securities are typically issued with stated principal amounts and are backed by pools of mortgage loans and other loans with varying maturities. The term of the underlying mortgages and loans may vary significantly due to the ability of a borrower to prepay. Monthly paydowns on mortgage-backed securities tend to cause the average life of the securities to be much different than the stated contractual maturity. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and, consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments may increase, thereby shortening the estimated life of this security. The weighted average life of Frontier’s investment portfolio was 7.4 years with an estimated effective duration of 6.2 years as of December 31, 2025.

Frontier did not own securities of any one issuer for which aggregate adjusted cost exceeded 10% of the consolidated members’ equity as of December 31, 2025 or September 30, 2025.

Deposits

Frontier offers a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts. It relies primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.

Total deposits as of December 31, 2025 were $1.13 billion, an increase of $36.2 million, or 3.3%, compared to $1.10 billion as of September 30, 2025. The increase in deposits for the three months ended December 31, 2025 was attributable to seasonal fluctuations, continuing efforts to raise funds to support lending combined with a large agricultural producer deposit received late in the quarter.

Noninterest-bearing deposits as of December 31, 2025 were $150.1 million, an increase of $55.5 million, or 59%, compared to $94.6 million as of September 30, 2025. This included the large deposit from the agricultural producer that accounted for approximately $35 million of the increase.

Average deposits for the three months ended December 31, 2025 were $1.10 billion, an increase of $61.4 million, or 5.9%, compared to average deposits of $1.04 billion for the quarter ended December 31, 2024. The average rate paid on total interest-bearing deposits decreased from 3.73% for the quarter ended December 31, 2024 to 3.41% for the quarter ended December 31, 2025. The decrease in average rates was driven by declines in market interest rates while growing deposits at market rates to fund asset growth.

The following table presents the average balances and weighted average rates paid on deposits for the periods indicated:

	For the Three Months Ended December 31,
	2025		2024
	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Non-interest-bearing checking accounts	$108,626	0.00%	$112,566	0.00%
Interest-bearing checking accounts	169,414	2.13%	154,256	2.13%
Money market accounts and savings	267,075	2.89%	278,888	3.28%
Time	552,733	4.05%	490,722	4.49%

Total deposits	$1,097,848	3.05%	$1,036,432	3.30%

The ratio of average noninterest-bearing deposits to average total deposits for the three months December 31, 2025 was 9.9% and 10.9%, for the three months ended December 31, 2024.

The following table sets forth the contractual maturities of certificates of deposit at December 31, 2025:

	CDs < $250,000	CDs > $250,000	Brokered CDs
3 months or less	$97,498	$26,891	$1,749
3 months to 12 months	146,350	53,130	30,459
1 year through three years	33,410	7,095	75,045
Over three years	3,931	790	67,634

	$281,189	$87,906	$174,887

Borrowings

Frontier utilizes short-term and long-term borrowings to supplement deposits to fund its lending and investment activities. In addition, it uses short-term borrowings to periodically repurchase outstanding member units and for general corporate purposes. Short-term borrowings and long-term borrowings include FHLB advances, an FHLB LOC, a bank LOC, and a note payable to a bank. For additional information see “NOTE 9 – Borrowed Funds” in the Condensed Notes to Interim Consolidated Financial Statement.

Liquidity and Capital Resources

Liquidity

Liquidity involves Frontier’s ability to utilize funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For the three months ended December 31, 2025, and the quarter ended September 30, 2025, liquidity needs at the subsidiary bank level, where substantially all of Frontier’s activities and operations are conducted, were primarily met by core deposits, security and loan maturities, and amortizing investment and loan portfolios. In addition, brokered deposits and short-term advances from FHLB were utilized.

The following table illustrates, during the periods presented, the mix of Frontier’s funding sources and the average assets in which those funds are invested as a percentage of average total assets for the period indicated. Average assets totaled $1.42 billion and $1.33 billion for the three months ended December 31, 2025 and December 31, 2024 respectively.

Source of Funds

	Three months ended
	12/31/2025	% of Total	12/31/2024	% of Total
Source of funds:
Deposits
Noninterest bearing	$108,626	7.6%	$112,565	8.4%
Interest bearing	989,222	69.7%	923,866	69.4%
FHLB advances, Federal Funds purchased and retail repurchase agreements	161,910	11.4%	139,835	10.5%
Other borrowed funds	20,552	1.4%	22,942	1.7%
Other liabilities	22,390	1.6%	24,781	1.9%
Members’ equity	118,325	8.3%	108,302	8.1%

Total	1,421,025	100.0%	1,332,291	100.0%
Use of funds:
Interest-bearing time deposits in banks	100	0.0%	100	0.0%
Taxable securities	74,567	5.2%	78,382	5.9%
Nontaxable securities	10,221	0.7%	10,501	0.8%
Other interest-earning assets	17,280	1.3%	17,886	1.3%
Total loans	1,288,927	90.7%	1,193,672	89.6%
Other nonearning assets	29,930	2.1%	31,750	2.4%

Total assets	$1,421,025	100.0%	$1,332,291	100.0%

Average non-interest-bearing deposits to average deposits	9.9%		10.9%
Average loans to average deposits	117.4%		115.2%

Frontier’s primary source of funds is deposits, and its primary use of funds is loans. It does not expect a change in the primary source or use of funds in the foreseeable future.

Capital Resources

Total members’ equity decreased to $116.9 million as of December 31, 2025, compared to $119.1 million as of September 30, 2025, a decrease of $2.1 million, or 1.8%. The decrease in total members’ equity for the three months ended December 31, 2025 was primarily due to a net loss available to members of $891 thousand due to merger-related expenses totaling $2.4 million and a $1.9 million member distribution, net of an improvement in the amount of Frontier’s accumulated other comprehensive loss of $644 thousand, resulting from the after-tax effect of unrealized gains in its investment securities portfolio during the period.

The declaration and payment of dividends to Frontier’s members, as well as the amounts thereof, are subject to the discretion of the Board of Directors of Frontier and depend upon Frontier’s results of operations, financial condition, capital levels, cash requirements, future prospects and other factors deemed relevant by the Board. As a holding company, Frontier’s ability to pay dividends is largely dependent upon the receipt of dividends from its bank subsidiary, and Frontier has no obligation to declare and pay any dividends to its members.

Capital management consists of providing equity to support current and future operations. Banking regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. Because Frontier has fewer than $3.0 billion in assets, Frontier is subject to regulatory capital requirements only at the subsidiary bank level. As of December 31, 2025 and September 30,

2025, the Bank was in compliance with all applicable regulatory capital requirements, and the Bank was classified as “well-capitalized” for purposes of the FDIC’s prompt corrective action regulations. “Well capitalized” is the highest capital classification for FDIC-insured financial institutions in the United States. As Frontier employs its capital and continues to grow its operations, its regulatory capital levels may decrease depending on its level of earnings and other factors. However, Frontier expects to monitor and control its growth in order to remain in compliance with all applicable regulatory capital standards.

For additional information, see “NOTE 13 – Minimum Regulatory Capital Requirements” in the Condensed Notes to Interim Consolidated Financial Statements.

Contractual Obligations

The following tables summarize Frontier’s contractual obligations and other commitments to make future payments as of December 31, 2025 and September 30, 2025 (other than non-maturity deposit obligations), which consist of future cash payments associated with contractual obligations under FHLB advances, subordinated debt, revolving line of credit, and non-cancelable future operating leases. Payments related to leases are based on actual payments specified in underlying contracts.

	As of December 31, 2025
	1 year or less	More than 1 but less than 3 years	3 years or more but less and 5 years	5 years or more	Total
Time deposits	$323,869	$40,505	$4,721	$—	$369,095
Brokered CDs	32,208	75,045	32,962	34,672	174,887
Other debt	22,486	—	—	—	22,486
Federal Home Loan Bank advances	53,305	68,560	12,105	7,165	141,135
Standby letter of credit	1,809	59	241	663	2,772
Commitments to extend credit and unfunded commitments	182,131	36,810	37,903	6,115	262,959

Total	$615,808	$220,979	$87,932	$48,615	$973,334

In the normal course of business, Frontier enters into various transactions which, in accordance with GAAP, are not included in its consolidated balance sheets. Frontier enters these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby and commercial letters of credit which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

Frontier’s commitments associated with outstanding standby and commercial letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized in the tables above. Because commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer, Frontier has rights to the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and/or marketable securities. The credit risk to Frontier in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Because many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Frontier evaluates each customer’s creditworthiness on a case-by-case basis.

The amount of collateral obtained, if considered necessary by Frontier, upon extension of credit, is based on management’s credit evaluation of the customer.

For additional information see “NOTE 14 Financial Instruments with Off Balance Sheet or Concentration of Credit Risk” in the Condensed Notes to Interim Consolidated Financial Statement.

Interest Rate Sensitivity and Market Risk

As a financial institution, Frontier’s primary component of market risk is sensitivity to movement in interest rates. Its asset and liability management policy provides management with the guidelines for effective interest rate risk management, and Frontier has established a measurement system for monitoring interest rate sensitivity, which it manages within its established guidelines.

Fluctuations in interest rates will ultimately impact the level of income and expense recorded on many of Frontier’s assets and liabilities and the market value of all interest-earning assets and interest-bearing liabilities. Interest rate risk is the potential of economic losses due to interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of the current fair market value of Frontier’s equity. The objective of interest rate risk management is to measure the effect on net interest income and economic value of equity and to position the balance sheet to minimize the risk of losses and maximize the amount of income without taking on unnecessary earning volatility.

Frontier seeks to manage its exposure to interest rates by structuring its balance sheet in the ordinary course of business; however, it may enter into derivatives contracts to hedge interest rate risk if it is appropriate given its risk profile and policy guidelines. Based upon the nature of its operations, Frontier is not subject to foreign exchange or commodity price risk. Frontier does not own any trading assets.

Frontier’s exposure to interest rate risk is managed by the asset-liability management committee of Frontier Bank, Frontier’s banking subsidiary, in accordance with policies approved by its board of directors. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest- bearing liabilities, and an interest rate shock simulation model.

Frontier uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated into the model as are prepayment assumptions, maturity data and optionality. Deposit assumptions such as repricing betas and non-maturity balance decay rates are also incorporated into the model. Model assumptions are revised and updated on a regular basis as directed by policy, and more frequently if conditions merit. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions, customer behavior, and the application and timing of various management strategies.

On at least a quarterly basis, Frontier runs simulation models to calculate potential impacts to net interest income and the economic value of equity. Specific details of the simulations are reflected in policy as directed by the asset-liability management committee.

The following table summarizes the simulated change in net interest income and fair value of equity over a 12-month horizon as of the dates indicated:

	December 31, 2025		September 30, 2025
Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income	Percent Change in Fair Value Of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value Of Equity
+300	9.80%	(0.15)%	8.70%	(2.06)%
+200	7.62%	0.66%	6.75%	(0.61)%
+100	5.50%	1.05%	4.81%	0.39%
Base	—	—	—	—
-100	1.38%	(2.13)%	1.12%	(1.69)%
-200	(0.78)%	(6.76)%	(0.89)%	(5.87)%
-300	(3.65)%	(15.51)%	(3.40)%	(13.71)%

The results of the simulations are primarily driven by the contractual characteristics of all balance sheet instruments and customer behavior.

Impact of Inflation

Frontier’s consolidated financial statements and related notes included elsewhere in this statement have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of Frontier’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on its performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.